                                                                 EXHIBIT 10.BB.3

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

                  This AMENDED AND RESTATED MANAGEMENT AGREEMENT (the "Agreement") is made as of March 27, 2000 (the "Closing Date"), among EL PASO CHAPARRAL MANAGEMENT, L.P., a Delaware limited partnership (the "Management Company"), CHAPARRAL INVESTORS, L.L.C., a Delaware limited liability company, MESQUITE INVESTORS, L.L.C., a Delaware limited liability company, and EL PASO CHAPARRAL INVESTOR, L.L.C., a Delaware limited liability company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Annex A to the Participation Agreement dated as of March 15, 2000 among El Paso, Limestone, the Co-Issuer, DLJ Inc., El Paso Chaparral Holding, El Paso Chaparral Holding II, the Management Company, El Paso Chaparral, Chaparral, Mesquite, the Share Trust, the Overfund Trust, Electron, Wilmington Trust Company and United States Trust Company of New York (each as defined therein).

                                    RECITALS

                  A. As of December 28, 1999, the Management Company, Chaparral, Mesquite and El Paso Chaparral entered into a management agreement (the "Original Management Agreement").

                  B. The Management Company, Chaparral, Mesquite and El Paso Chaparral desire to amend and restate the Original Management Agreement in its entirety.

                  C. Mesquite has express authority under the Mesquite LLC Agreement, and Chaparral has express authority under the Chaparral LLC Agreement, to enter into this Agreement.

                  D. The Managing Member is entering into this Agreement in its capacity as managing member of Chaparral for the purpose of delegating management authority pursuant to Section 6.1 of the Chaparral LLC Agreement, and Chaparral is entering into this Agreement in its capacity as sole member of Mesquite for the purpose of delegating management authority pursuant to Section 12 of the Mesquite LLC Agreement and for the other purposes set forth herein.

                  E. Chaparral and Mesquite (together, the "Companies") desire to continue to use the Management Company's administrative and management resources, and to that end the Companies desire to employ, hire or otherwise retain the administrative and management services of the Management Company (and each of the Managing Member and Chaparral, in its capacity as sole member of Mesquite, desires to delegate management authority to the Management Company) for purposes of managing the functions of the business of the Companies, as more fully described herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

                           "APPLICABLE DISCOUNT RATE" shall mean:

                           (i) for Cash Flows from assets with binding off-take
or sales contracts, such as power purchase agreements or other hedged sales contracts, from the residual contractual portion of completed restructurings, or from such projects in construction that are being constructed pursuant to a turn-key engineering, procurement and construction contract, the 10-year U.S. Treasury Rate plus 2.65%, or, in the case of such projects in construction that are not being constructed pursuant to a turn-key engineering, procurement and construction contract, the 10-year U.S. Treasury Rate plus 3.65%;

                           (ii) for Cash Flows from merchant power facilities
or other assets with no significant off-take, tolling or other comparable contractual arrangements or, in the case of such projects in construction that are being constructed pursuant to a turn-key engineering, procurement and construction contract, the 10-year U.S. Treasury Rate plus 5.65%, or, in the case of such projects in construction that are not being constructed pursuant to a turn-key engineering, procurement and construction contract, the 10-year U.S. Treasury Rate plus 6.65%;

                           (iii) for Cash Flows from expected contract
restructurings, the 10-year U.S. Treasury Rate plus 5.65%;

                           (iv) for Cash Flows from expected terminal values,
the 10-year U.S. Treasury Rate plus 5.65%;

                           (v) for Cash Flows from Contingent Debt Instruments,
the Applicable Discount Rate for the underlying project, as determined pursuant to (i), (ii), (iii) or (iv) above;

                           (vi) for Annual Fixed Fees, 10%; and

                           (vii) in any other case, such discount rate as shall
be established according to fair and reasonable procedures developed by the Management Company in good faith in consultation with the Companies.

                           "AVAILABLE NET PRESENT VALUE" as of any time of
determination by the Management Company shall mean the excess, if any, of (a) the sum of (i) the Present Value of Cash Flows, (ii) the Fair Market Value of Financial Investments, (iii) the outstanding principal of and accrued and unpaid interest on all loans to El Paso from Chaparral, Mesquite or any of their Subsidiaries, and (iv) the Present Value of all other assets over (b) the sum of
(i) Liabilities not otherwise taken into account in the computation of Cash Flows, (ii) the Limestone Equity Cash

Component and Limestone Equity PIK Component, (iii) the Limestone Note Component and (iv) the Present Value of all Annual Fixed Fees payable to the Management Company after the date of determination through March 31, 2003.

                           "CASH FLOWS" shall mean the portion of expected
pre-tax cash flows (to the extent not taxed at the Chaparral, Mesquite, Mesquite Operating Subsidiary, or project level) from the Project Companies (excluding Mesquite) that would be distributable to Chaparral or Mesquite, as the case may be (after working capital, debt service of the relevant Project Company, capital expenditures/investment requirements, reserve requirements (including reserves for maintenance, debt service, known/expected environmental, decommissioning, litigation, or other such costs) and taxes other than income taxes), plus expected net restructuring monetization proceeds or expenses, as the case may be, plus cash flows from Contingent Debt Instruments, and plus a terminal value, as appropriate. For purposes of determining Cash Flows, project financial models shall be prepared annually as of October 1 by the Management Company, in good faith and on a consistent basis, based upon actual historical and expected future performance at the time of determination of the Annual Performance Fee (the "OCTOBER 1 FINANCIAL MODEL"). Additionally, projections shall be prepared to reflect a common set of general economic assumptions (including market prices for power (by region, as required), commodity prices, inflation rates, interest rates, and exchange rates, as applicable). Such assumptions shall be updated at the time of determination of the Annual Performance Fee to reflect current conditions and expectations at such time. For purposes of calculating expected net restructuring monetization proceeds or expenses, as the case may be, the expected cost of funds in the monetization shall consider the counterparty credit risk and other residual risks retained after restructuring, as well as the average life of the financing and the required debt service coverage ratios. Projections shall be prepared for the period representing the shortest of: (i) the longer of (a) 20 operating years or (b) the life of the power purchase agreement (if the project is not expected to be restructured), (ii) the expected economic useful life of the asset or (iii) the expected physical life of the asset; provided that in the case of the Contingent Debt Instruments, the projection period shall equal the term of the relevant Contingent Debt Instrument. If the project is expected to be restructured, the maximum projection period shall be the shortest of (i)(a),(ii) or (iii) of the preceding sentence. If it is reasonably expected that the asset will have economic value at the end of the projection period as defined by this paragraph, a liquidation terminal value shall be estimated and included in determining Cash Flows. As a guideline for calculating terminal values, a current dollar estimate shall be prepared, shall be projected forward to the terminal year assuming a general inflation rate (or other such rate as shall be applicable at the time), and shall be discounted at the Applicable Discount Rate. Alternative methods for calculating terminal values may also be utilized, provided that such methods are utilized reasonably in good faith and are appropriately supported and documented. A series of examples illustrating the methodologies used to determine Cash Flows is included as Annex A to this Agreement.

                           "COVERAGE RATIO TEST" shall mean that the Coverage
Ratio equals or exceeds 1.05.

                           "FAIR MARKET VALUE" of any Financial Investment shall
mean the fair market value as reasonably determined by the Management Company in accordance with the following procedures: (i) debt securities, other than money market instruments described in clause (ii), will be valued on the basis of dealer-supplied quotations or by using a pricing service selected by the Management Company in good faith; (ii) money market instruments with a remaining maturity of 60 days or less will be valued at amortized cost; (iii) overnight repurchase agreements will be valued at cost and term repurchase agreements will be valued at the average of bid quotations obtained from at least two recognized and independent dealers; (iv) securities listed on any U.S. or non-U.S. stock exchange or on the Nasdaq Stock Market will be valued at the last sale price on the exchange or system in which they are principally traded on the valuation date; if there is no sale on the valuation date, securities will be valued at the mean between the closing bid and asked prices; and (v) all other Financial Investments, including those for which a pricing service supplies no quotation or a quotation that is believed by the Management Company to be materially inaccurate, will be valued at fair market value according to fair and reasonable procedures developed by the Management Company in good faith in consultation with the Companies.

                           "GUARANTY", "GUARANTEED" and "GUARANTEEING" each
shall mean any act by which either of the Companies assumes, guarantees, endorses or otherwise incurs direct or contingent liability in connection with, or agrees to purchase or otherwise acquire or otherwise assures a creditor against loss in respect of, any Debt or Project Financing of any Person (excluding (a) any liability by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) any liability for which El Paso or any wholly owned Subsidiary of El Paso is the primary guarantor or obligor or has an unconditional obligation to indemnify the relevant Company, unless El Paso or such Subsidiary is in default with respect thereto and (c) any such act in connection with a Project Financing that either (i) guarantees performance of the completion of the project which is financed by such Project Financing, until such time, if any, that such guaranty becomes a guaranty of payment of such Project Financing (other than a guaranty of payment of the type referred to in subclause (ii) below) or (ii) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than or in addition to the passage of time or any Project Financing becoming due (any such act referred to in this clause (c) being a "CONTINGENT GUARANTY")), provided, however, that for purposes of this definition the liability of Chaparral or Mesquite with respect to any obligation as to which a third party or parties are jointly, or jointly and severally, liable as a guarantor or otherwise as contemplated hereby and have not defaulted on its or their portions thereof, shall be only its pro rata portion of such obligation.

                           "LIABILITIES" shall mean without duplication (a) all
Relevant Indebtedness of the Companies excluding Project Financing and (b) Guarantees, except to the extent any such Relevant Indebtedness or Guaranteed obligations have otherwise been taken into account in the calculation of Cash Flows.

                           "PRESENT VALUE" of Cash Flows or any other sum shall
mean the present value discounted at the Applicable Discount Rate using a mid-year discounting convention, unless another discounting convention is, in the reasonable judgment of the Management Company, more appropriate given the specific circumstances. When calculated at October 1 of each year for purposes of determining the Annual Performance Fee and the Coverage Ratio, Present Values shall be as of January 1 of the next subsequent year. Any determination of Present Value shall be subject to review in accordance with the procedures set forth in Section 4.3 applicable to the determination of the Annual Performance Fee and the Coverage Ratio.

                           "PROJECT FINANCING" means any Relevant Indebtedness
incurred to finance a project, excluding any portion of such Relevant Indebtedness permitting or providing for recourse against Chaparral or Mesquite other than (a) recourse to the stock or assets of the Project Financing Subsidiary, if any, incurring or Guaranteeing such Relevant Indebtedness, and
(b) such recourse as exists under any Contingent Guaranty.

                           "PROJECT FINANCING SUBSIDIARY" means any Subsidiary
of Mesquite whose principal purpose is to incur Project Financing, or to become a partner, member or other equity participant in a partnership, limited liability company or other entity so created, and substantially all the assets of which Subsidiary, partnership, limited liability company or other entity are limited to those assets being financed (or to be financed) in whole or in part by a Project Financing.

                           "QUARTERLY FIXED FEE" means, for any calendar
quarter, one quarter of the Annual Fixed Fee for the calendar year which includes such calendar quarter.

                           "QUARTERLY MANAGEMENT FEE" means, for any calendar
quarter, the sum of the Quarterly Fixed Fee and the Quarterly Performance Fee for such calendar quarter.

                           "QUARTERLY PERFORMANCE FEE" means, for any calendar
quarter, one quarter of the Annual Performance Fee for the calendar year which includes such calendar quarter.

                           "10-YEAR U.S. TREASURY RATE" means, as of any date of
determination, the yield, adjusted for constant maturity, of 10-year U.S. treasury notes, as reported in Federal Reserve Statistical Release H.15 (or, if such release is no longer published, such other report of the Federal Reserve Board as may replace such release) on the date of determination, or if such yield is not reported on the date of determination, as of the most recent date on which such yield has been reported.

                  2. Services. In consideration of the payments by Chaparral and Mesquite to the Management Company as provided in Section 4 hereof, the Management Company agrees to perform on behalf of each Company during the term of this Agreement (a) management of Chaparral's and Mesquite's project level restructuring and monetization activities (including, without limitation, negotiation, modification, termination and replacement of power purchase agreements, fuel supply and other similar agreements), project level financing agreements, the sale and purchase of project level assets, and the identification, evaluation, negotiation and consummation of new investments in Energy Assets, and (b) those functions that are normally considered part of the day-to-day administrative and management activities for businesses similar to the business undertaken by such Company, including, without limitation, (i) financial, accounting, budgeting and tax services, (ii) general legal and financial services, (iii) personnel administration and payroll services, and
(iv) cash management services (collectively, the "Services").

                  3. Subcontracting. Without limiting the obligations of the Management Company to the Companies hereunder, in connection with the Management Company's providing of the Services, the Management Company may subcontract with or otherwise retain the services of other Persons including, but not limited to, El Paso Power Services Company or other Affiliates of the Management Company (but only at a rate equal to actual costs and expenses of any such Affiliate). For purposes of this Agreement, any Services performed by such Persons shall be deemed to have been performed by the Management Company.

                  4. Compensation for Services.

                           4.1. (a) Subject to Section 4.2, in consideration of
the provision by the Management Company to each of the Companies of the Services, the Companies shall be jointly and severally obligated to pay to the Management Company on or prior to each March 31 (including March 31, 2000), June 30, September 30 and December 31, an amount equal to the Quarterly Management Fee.

                                (b) In addition to the payments described in
paragraph (a), the Companies shall be jointly and severally obligated to reimburse the Management Company, within 10 days after the submission of invoices therefor, for all third party expenses actually incurred by the Management Company or any of its Affiliates for accounting, auditing, consulting or legal services on behalf of the Companies in connection with the identification, evaluation or attempted acquisition of any Energy Asset which acquisition is not consummated, provided that the aggregate amount of such expenses for the year ending December 31, 2000 or any subsequent year which the Companies shall be obligated to reimburse shall not exceed $2,000,000.

                           4.2. (a) If, giving effect to the payment of the
Annual Performance Fee, the Coverage Ratio Test as determined pursuant to
Section 4.3 and as adjusted pursuant to Sections 4.4 and 4.5 would not be satisfied, payment of the Annual Performance Fee shall be deferred except to the extent, if any, that payment of a portion of the Annual Performance Fee would be permitted under the Coverage Ratio Test. Subject to Section 4.2(b), the portion (if any) of the Annual Performance Fee payment of which would be permitted under the Coverage Ratio Test shall be payable in four equal quarterly payments in accordance with the provisions of Section 4.1 (a), each of which shall represent a partial payment of the Quarterly Performance Fee for the applicable period.

                                (b) The obligation of the Companies to pay the
Quarterly Performance Fee for any period (or any deferred portion of any Quarterly Performance Fee for any prior period) is subject to satisfaction of the condition that no Default shall have occurred and be continuing as of the date of payment. Upon the date of any payment of any portion of the Quarterly Performance Fee (or of any deferred portion of any Quarterly Performance Fee for any prior period), the Management Company shall provide to the Companies an officer's certificate certifying that no Default has occurred and is continuing and, if the Management Company is unable to deliver such certificate, the payment of the Quarterly Performance Fee (or of any deferred portion of any Quarterly Performance Fee for any prior period) shall be deferred, subject to payment at such future date on which such payment shall be permitted in accordance with the provisions of this Section 4.2 (b) and of Section 4.2(c).

                                (c) Subject to Section 4.2(b), the unpaid
balance of any Quarterly Performance Fee shall be payable at such time as, but only to the extent that, (i) such payment would be permitted under the Coverage Ratio Test as determined pursuant to Section 4.3 and as adjusted pursuant to Sections 4.4 and 4.5 and (ii) any Default shall have been cured and shall no longer be continuing.

                                (d) No Annual Performance Fees (or any portion
thereof) or expense reimbursement pursuant to Section 4.1(b) shall be payable during any year (or portion thereof) from the Earn-Out Period Commencement Date to the Earn-Out Period Termination Date, and the Management Company shall receive in consideration for the Services in any year (or portion thereof) during such period only the Annual Fixed Fee.

                           4.3 On or about October 1 of each year, the
Management Company shall deliver to the Companies its calculation of the Annual Performance Fee and the Coverage Ratio, accompanied by a certificate of an officer of the Management Company certifying that the Management Company has prepared the calculation of the Annual Performance Fee and the Coverage Ratio in good faith and in conformity with the provisions of this Agreement and Annex A hereto, together with supporting documentation for such calculation, and such calculation shall be conclusive and binding upon the parties unless the Companies, within 15 days after the delivery to the Companies of such calculation, notify the Management Company in writing that the Companies dispute the Management Company's calculation of the Annual Performance Fee and the Coverage Ratio, specifying the nature of the dispute and the basis therefor and the adjustments to the Annual Performance Fee and the Coverage Ratio asserted by the Companies. The parties shall in good faith attempt to resolve any dispute, in which event such calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving the dispute within 7 days after notice is given by the Companies to the Management Company pursuant to the second preceding sentence, any of the parties shall have the right to require that the dispute be submitted to a mutually agreeable nationally recognized investment banking or valuation firm with expertise in the valuation of Energy Assets (the "Arbiter") for resolution. If the parties cannot agree on the selection of the Arbiter, the parties shall request the New York City, New York office of the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. The arbitration shall commence no earlier than 15 Business Days after submission of the dispute to arbitration. Promptly after the commencement of the arbitration, the Arbiter shall determine, based solely on presentations by the Companies and the Management Company, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Annual Performance Fee, if any, and the Coverage Ratio, which shall be conclusive and binding upon the parties. It is the parties' intention to complete the arbitration as promptly as possible following the commencement of arbitration and in any event within 15 days after the commencement of the arbitration. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 4 and all related definitions and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by the Companies in the proportion that the aggregate dollar amount of adjustments to the Annual Performance Fee that are unsuccessfully asserted by the Companies (as finally determined by the Arbiter) bears to the aggregate dollar amount of adjustments to the Annual Performance Fee asserted and (ii) shall be borne by the Management Company in the proportion that the aggregate dollar amount of adjustments to the Annual Performance Fee that are successfully asserted by

Chaparral (as finally determined by the Arbiter) bears to the aggregate dollar amount of adjustments to the Annual Performance Fee so asserted. The Companies and the Management Company each shall make available to the other (upon the request of the other) during regular business hours their respective work papers, computer models, software and personnel utilized in connection with the preparation or review of the calculation of the Annual Performance Fee and the Coverage Ratio.

                           4.4. The Management Company shall revise its
calculation of the Annual Performance Fee and the Coverage Ratio for acquisitions or dispositions of Energy Assets consummated after the date of calculation of the Annual Performance Fee and the Coverage Ratio pursuant to
Section 4.3 and prior to December 31 of the relevant year. The procedures specified in Section 4.3 shall apply with respect to the Management Company's revisions to the Annual Performance Fee and the Coverage Ratio and any dispute by the Companies regarding the Management Company's calculation of the revisions to the Annual Performance Fee and the Coverage Ratio.

                           4.5. In addition, the Management Company shall be
permitted to revise its calculation of the Coverage Ratio at any time to reflect acquisitions of Energy Assets or capital contributions of Financial Investments not previously taken into account in determining the Available Net Present Value and the Coverage Ratio; provided that any such revision to reflect acquisitions of Energy Assets may be made only with the written consent of the Class A Member, which may be withheld by the Class A Member in its sole discretion. Subject to the proviso to the preceding sentence, any such revision shall include updating the calculations of the Available Net Present Value and the Coverage Ratio to reflect current conditions and expectations as well as to include Available Net Present Value associated with such acquisitions of Energy Assets and capital contributions. The procedures specified in Section 4.3 shall apply with respect to the Management Company's revisions to the Available Net Present Value and the Coverage Ratio pursuant to this Section 4.5 and any dispute by the Companies regarding the Management Company's calculation of the revisions to the Available Net Present Value and the Coverage Ratio. Any revisions to the Available Net Present Value and the Coverage Ratio pursuant to this Section 4.5 shall be taken into account for purposes of determining whether any Annual Performance Fee (or portion thereof) previously deferred may be paid pursuant to Section 4.2(c), but no adjustment to the amount of the Annual Performance Fee for such year will be made by reason of any such revisions.

                           4.6 Solely for informational purposes, the Management
Company shall provide to the Companies as of each March 31, June 30, September 30 and December 31, commencing as of June 30, 2000, an update to its calculation of the Available Net Present Value and the Coverage Ratio, in order to reflect developments in the business of the Companies and changes in the assumptions used in calculating the Available Net Present Value and the Coverage Ratio. Such updated calculations shall be furnished to the Companies for delivery to the Class A Member together with the delivery by Chaparral of the reports required by Sections 8.2(b) and (c) of the Chaparral LLC Agreement.

                  5. Term and Termination.

                           5.1. Subject to Sections 5.2 and 5.4, the term of
this Agreement shall terminate on the later of (i) the earlier of (x) the date of termination of the Chaparral LLC Agreement and (y) December 31, 2006 and (ii) of the Earn Out Period Termination Date (the "Termination Date").

                           5.2. In addition, the Companies may require the
replacement of the Management Company with a successor manager selected by the Companies from the list of approved successor managers (which may be changed from time to time at the request of the Management Company or the Companies with the consent of the other, not to be unreasonably withheld, but shall at all times contain not less than five approved Persons) set forth on Schedule 5.2 (the "Successor Manager") upon the occurrence of any of the following events:
(i) the Bankruptcy of the Management Company, El Paso Chaparral, El Paso Chaparral Holding or El Paso; (ii) a material breach by the Management Company of any covenant set forth in Section 6.2 of this Agreement that continues and is uncured in all material respects on the date occurring 30 days after the Management Company, El Paso or any Affiliate of El Paso receives written notice or has actual knowledge thereof; or (iii) the gross negligence or willful misconduct of the Management Company in the performance of its obligations under this Agreement that continues and is uncured in all material respects on the date occurring 30 days after the Management Company, El Paso or any Affiliate of El Paso receives written notice or has actual knowledge.

                           5.3. If the Companies require the replacement of the
Management Company pursuant to Section 5.2 hereof, the parties hereto shall negotiate in good faith to agree upon the terms of a new management agreement, which shall provide for commercially reasonable compensation to the Successor Manager, including incentive fees which are customary or appropriate for the Services being performed by the Successor Manager taking into account the nature and condition of the assets and business of the Companies. If the parties are unable to agree upon the terms of the new management agreement within 45 days, any of the parties hereto shall have the right to require the dispute to be referred to the New York City, New York office of the American Arbitration Association for resolution in accordance with its Commercial Arbitration Rules.

                           5.4. Upon the appointment of the Successor Manager,
the Successor Manager shall become vested with all the administrative and management powers and duties of the Management Company. Upon the written request of the Successor Manager, the Management Company shall duly assign, transfer, deliver and pay over to the Successor Manager all moneys or other property then held or subsequently received by the Management Company on behalf of either of the Companies.

                           5.5. Notwithstanding any other provision of this
Agreement, and in addition to any other right it may have, the Management Company shall have the right to terminate this Agreement effective immediately upon the Bankruptcy of either Chaparral or Mesquite.

                           5.6. Upon the termination of this Agreement, the
Companies shall be jointly and severally obligated to pay for all prorated fees, costs and expenses determined pursuant to Section 4 hereof and uncured up to the later of (i) the Termination Date; or (ii) the date on which the Management Company ceases to act as manager hereunder pursuant to Section 5.1 or 5.3 hereof.

                           5.7. Notwithstanding any other provision of this
Article 5, the Management Company shall not be replaced as manager unless and until the Limestone Trustee shall have obtained the approval of the Federal Energy Regulatory Commission for such action or all of the members of Chaparral shall have waived the requirement for such approval in writing.

                           5.8. Without limiting the rights of the Companies to
replace the Management Company as manager pursuant to this Section 5, and subject to its rights to delegate pursuant to Section 3, the Management Company agrees that it will not voluntarily resign as manager and will continue to serve as manager notwithstanding any failure by the Companies to pay amounts when due under this Agreement.

                  6. Standard of Care; Covenants of the Management Company

                           6.1. The Management Company agrees to perform its
duties hereunder in good faith and in accordance with standard industry practices and in compliance with the applicable provisions of the Mesquite LLC Agreement, the Chaparral LLC Agreement and this Agreement.

                           6.2. Notwithstanding any other provision of this
Agreement, the Management Company shall not take any action that would violate any of Sections 1.2, 1.5(a), 6.3, 6.5(a) and 7.4 of the Chaparral LLC Agreement.

                           6.3. The Management Company shall not cause either of
the Companies or any of their Subsidiaries to enter into any transactions with El Paso or any Affiliate of El Paso (other than transactions among Chaparral and any of its Subsidiaries or among Subsidiaries of Chaparral), other than transactions in any calendar quarter which, taken as a whole, are fair and reasonable and provide, in the aggregate, for exchanges of fair consideration and reasonably equivalent value between or among the parties thereto. Within 60 days after the end of each calendar quarter, the Management Company shall provide to the Companies a written certificate of an officer of the Management Company as to the Management Company's compliance with the provisions of this
Section 6.3.

                           6.4. The Management Company shall not take any action
that would violate any provision of any Transaction Document applicable to Chaparral or Mesquite.

                           6.5 Prior to the date that is a year and a day after
the Management Company receives notice from the Limestone Trustee that all outstanding Limestone Certificates have been cancelled pursuant to Section 7.04 of the Limestone Trust Agreement, the Management Company will not institute against, or join any other Person in instituting against, Chaparral, Mesquite or any Mesquite Operating Subsidiary, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any state of the United States, notwithstanding any non-payment of fees, expenses, indemnities, reimbursements or other obligations due and owing to the Management Company under this Agreement or otherwise by Chaparral, Mesquite or any Mesquite Operating Subsidiary.

                  7. Limitations on Liability; Indemnification.

                           7.1. Neither the Management Company nor any Affiliate
of the Management Company to whom duties of the Management Company are subcontracted pursuant to this Agreement nor any agent, contractor, vendor, member, partner, manager, director, officer, employee of the Management Company or any such Affiliate or any other person who serves at the request of any of the foregoing in connection with this Agreement (each severally, an "Exculpated Person") shall be liable, responsible or accountable in damages or otherwise to the Companies for any losses, damages, liabilities, demands or expenses suffered by the Companies or any of their Subsidiaries for mistakes of judgment or for action or inaction except to the extent arising out of the gross negligence or willful misconduct of such Exculpated Person, nor for any mistake, action or inaction which said Exculpated Person reasonably believed to be in the best interests of the Companies and their Subsidiaries, nor for losses, damages, liabilities, demands or expenses due to any mistake, action or inaction or to the negligence, dishonesty or bad faith of any employee, broker or other agent, provided that such employee, broker or agent was selected, engaged or retained by the Management Company with reasonable care. Each Exculpated Person may consult with counsel and accountants in respect of the Companies' and their Subsidiaries' affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care and provided further that such Exculpated Person has no knowledge concerning the matter in question that would cause such protection and justification to be unwarranted and is otherwise acting in good faith. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.1 shall not be construed so as to relieve (or attempt to relieve) the Exculpated Person of any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by law.

                           In performing its duties, each Exculpated Person
shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (1) one or more agents or employees of the Management Company or any of its Affiliates, or (2) counsel, accountants or other Persons as to matters that such Exculpated Person believes to be within such other Person's professional or expert competence, provided that such Exculpated Person has no knowledge concerning the matter in question that would cause such reliance to be unwarranted and is otherwise acting in good faith.

                           The Companies agree that no Exculpated Person shall
be liable to the Companies for incidental, consequential, punitive or indirect loss or damage, including, but not limited to, cost of reperformance of services by third parties, damage to property or injury to person, loss of profit, loss of use, loss of revenue, loss of opportunity, increased costs, cost of capital or loss of goodwill.

                           7.2. The Companies hereby agree jointly and severally
to indemnify and hold harmless each Exculpated Person from and against all claims, demands, actions, investigations, losses, damages (including amounts paid in settlement), liabilities or expenses (including reasonable attorneys' fees and expenses and expenses of investigation) (collectively, "Losses") incurred by such Exculpated Person arising out of the Services performed hereunder, except to the extent that such Losses are finally judicially determined to result from the gross negligence or willful misconduct of such Exculpated Person. To the extent that the foregoing indemnification is not permitted under applicable law, the Companies agree jointly and severally to contribute to such Losses to the fullest extent permitted by applicable law.

                  8. Survival of Terms. The Companies agree that the limitations on liability, waivers and disclaimers of liability, releases from liability and indemnification and contribution provisions in this Agreement shall survive termination or expiration of this Agreement, and shall apply for the benefit of the Exculpated Persons.

                  9. Non-Waiver of Breach. Each of the Companies and the Management Company may specifically waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

                  10. Attorney Fees. If any party hereto commences litigation or arbitration for the judicial or other interpretation, enforcement, termination, cancellation or rescission hereof, or for damages for the breach hereof, the prevailing party in any such action, trial, arbitration or appeal thereon shall be entitled to its reasonable attorneys' fees and court, arbitration and other costs incurred, to be paid by the losing party as fixed by the court or arbitrator in the same or a separate suit, and whether or not such action is pursued to decision or judgment.

                  11. Force Majeure.

                           11.1. Neither the Companies nor the Management
Company shall be liable in damages to the other for any act, omission or circumstance ("Event of Force Majeure") occasioned by or in consequence of any acts of God, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, civil disturbances, explosions, sabotage, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, Federal, state or local laws, or other event or circumstance not within the control of such party preventing such party from performing its obligations hereunder, whether caused or occasioned by, or happening on account of, the act or omission of one of the parties, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

                           11.2. Such Events of Force Majeure shall not relieve
the Companies or the Management Company of any liability any party may have under this Agreement in the event of any party's concurring negligence or in the event of such party's failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such Events of Force Majeure relieve any party of liability unless such party shall give notice and full particulars of the same in writing to the other party within 10 days of the occurrence relied on. In no event, however, shall an Event of Force Majeure relieve the Companies from the obligation of making payments due under this Agreement at the time of such occurrence.

                  12. Assignment. Subject to Section 3, none of the Companies or the Management Company shall grant, assign or otherwise convey any of their respective rights or delegate any of their respective obligations under this Agreement without the prior written consent of the other parties which consent shall not be unreasonably withheld.

                  13. Governing Law. The existence, validity, construction, operation and effect of this Agreement shall be determined in accordance with and governed by the internal laws of the State of New York. This Agreement shall be construed equally as against the parties hereto, and shall not be construed against the party responsible for its drafting.

                  14. Amendments. This Agreement may be amended only by a writing signed by a duly authorized representative of each of the parties.

                  15. Communications. Except as otherwise expressly provided herein in any particular case, all notices, approvals, consents, requests and other communications hereunder shall be in writing and shall, if addressed as provided in the following sentence, be deemed to have been given, (i) when delivered by hand, (ii) one Business Day after being sent by a private nationally or internationally recognized overnight courier service or (iii) when sent by telecopy, if immediately after transmission the sender's facsimile machine records in writing the correct answer back; provided that all such notices, approvals, consents, requests and other communications shall be sent on a Business Day. Actual receipt at the address of an addressee, regardless of whether in compliance with the foregoing is effective notice hereunder. Until otherwise so notified by the respective parties, all notices, approvals, consents, requests and other communications shall be addressed to the following addresses:

         To the Management Company at:

                           El Paso Chaparral Management, L.P.
                           1001 Louisiana Street
                           Houston, Texas  77002
                           Attention:  General Counsel
                           Facsimile:  (713) 420-4975

         To each of the Companies at:

                           c/o Wilmington Trust Company
                           Rodney Square North
                           1100 North Market Street
                           Wilmington, Delaware 19890-0001
                           Attention:  Corporate Trust Administration
                           Facsimile:  (302) 651-8882
         with copies to:

                           Chaparral Investors, L.L.C.
                           c/o El Paso Energy Corporation
                           1001 Louisiana Street
                           Houston, Texas  77002
                           Attention:  General Counsel
                           Facsimile:  (713) 420-4975

                           Mesquite Investors, L.L.C.
                           c/o El Paso Energy Corporation
                           1001 Louisiana Street
                           Houston, Texas  77002
                           Attention:  General Counsel
                           Facsimile:  (713) 420-4975

         To the Managing Member at:

                           El Paso Chaparral Investor, L.L.C.
                           1001 Louisiana Street
                           Houston, Texas 77002
                           Attention:  General Counsel
                           Facsimile:  (713) 420-4975

         with a copy to the Class A Member:

                           Limestone Electron Trust
                           c/o Wilmington Trust Company
                           Rodney Square North
                           1100 North Market Street
                           Wilmington, Delaware 19890-0001
                           Attention:  Corporate Trust Administration
                           Facsimile:  (302) 651-8882

         and with copies to:

                           DLJ Investment Partners II, L.P.

                           Doug Meltzer
                           277 Park Avenue
                           New York, NY  10172
                           Facsimile:  (212) 892-7272

                           Steve Bassford
                           277 Park Avenue
                           New York, NY  10172
                           Facsimile:  (212) 892-7272

                           Ivy Dodes
                           277 Park Avenue
                           New York, NY  10172
                           Facsimile:  (212) 892-2689

                           Dewey Ballantine LLP

                           Thomas C. Mazza
                           1301 Avenue of the Americas
                           New York, NY  10019
                           Facsimile:  (212) 259-6333

A duplicate copy of each notice, approval, consent, request or other communication given hereunder by each of the parties, to any one of the others shall also be given to all of the others. However, failure to give notice to any party shall not affect effectiveness of notice to parties as to whom notice has been given in accordance with the first two sentences of this Section 15. Each of the parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

                  16. Counterparts. This Agreement may be executed in counterparts and any number of counterparts signed in the aggregate by the parties hereto shall consummate a single original instrument.

                  17. Third Party Beneficiaries. The covenants contained herein are made solely for the benefit of the parties hereto and successors and assigns of such parties as specified herein, and shall not be construed as having been intended to benefit any third party not a party to this Agreement.

                  18. Headings. The headings herein are for reference only and shall not affect the construction of this Agreement.


                  19. Power of Attorney. In addition to, and not in limitation of, any of the specific powers granted by the Companies to the Management Company herein and in each of the Mesquite LLC Agreement and the Chaparral LLC Agreement, each of Mesquite and Chaparral hereby constitutes and appoints the Management Company their respective lawful attorney to act in their respective names and on their respective behalves to execute any documents relating to the Services.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


                                EL PASO CHAPARRAL MANAGEMENT, L.P.

                                By: EL PASO CHAPARRAL HOLDING COMPANY,
                                    its general partner


                                    By:    /s/ John L. Harrison
                                       -----------------------------------------
                                       Name:   John L. Harrison
                                       Title:  Vice President



                                CHAPARRAL INVESTORS, L.L.C.

                                By: EL PASO CHAPARRAL INVESTOR, L.L.C.,
                                    the managing member

                                By: EL PASO CHAPARRAL HOLDING COMPANY,
                                    as sole member


                                    By:    /s/ John L. Harrison
                                       -----------------------------------------
                                       Name:   John L. Harrison
                                       Title:  Vice President




                                MESQUITE INVESTORS, L.L.C.

                                By: CHAPARRAL INVESTORS, L.L.C.,
                                    as sole member

                                By: EL PASO CHAPARRAL INVESTOR, L.L.C.,
                                    the managing member

                                By: EL PASO CHAPARRAL HOLDING COMPANY,
                                    as sole member



                                    By:    /s/ John L. Harrison
                                       -----------------------------------------
                                       Name:   John L. Harrison
                                       Title:  Vice President

                              Management Agreement

                                EL PASO CHAPARRAL INVESTOR, L.L.C.

                                By: EL PASO CHAPARRAL HOLDING COMPANY,
                                    as sole member


                                    By:    /s/ John L. Harrison
                                       -----------------------------------------
                                       Name:   John L. Harrison
                                       Title:  Vice President



                              Management Agreement